Exhibit 99.1

News Release

Investor Contact

Ken Diptee

            Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Ken.Diptee@dinebrands.com

Media Contact

Susan Nelson

Vice President, Global Communications

and Public Affairs

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Second Quarter 2021 Results

Significant Improvement in Domestic System-Wide Comparable Same-Restaurant Sales

99% of Domestic Restaurants Open

Ten New Restaurants Opened by Franchisees

Cash Position Remains Strong

GLENDALE, Calif., August 5, 2021 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill + Bar® and IHOP® restaurants, today announced financial results for the second quarter of 2021.

“Our strong second-quarter results reflect the perseverance of the Dine Brands system as comp sales for both brands improved significantly. I’m thankful to our teams who have worked so hard to serve our guests and enhance the restaurant experience,” said John Peyton, chief executive officer of Dine Brands Global, Inc.

Mr. Peyton added, “Both Applebee’s and IHOP continue to make meaningful progress in a challenging environment. Relative to 2019, Applebee’s posted its best quarterly comp sales performance in over a decade. IHOP’s second-quarter comp sales improved markedly relative to 2019. Our solid fundamentals generated significant adjusted free cash flow and enabled us to maintain a healthy cash position. Our business is built to win thanks to our two iconic brands. Our franchisees are emerging from the pandemic with stable fundamentals. I’m confident we will continue to build on this momentum as we further accelerate innovation, while also focusing on our guests’ needs and accelerating growth.”

Vance Chang, chief financial officer, added, “We are very pleased with the progress we have made in the second quarter. Looking ahead, our optimism is somewhat tempered by continued volatility, which include labor shortages and variants of COVID-19. We remain steadfast in executing our strategy to improve profitability and accelerate sustainable growth.”

Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Second Quarter of 2020

Domestic Same-Restaurant Sales (Fiscal Month)

	April	May	June	Q2 2021
Applebee’s	237.4%	116.3%	49.2%	102.2%

IHOP	297.4%	134.6%	63.4%	120.1%

•	Applebee’s year-over-year comparable same-restaurant sales increased 102.2% for the second quarter of 2021. This compares to an increase of 11.9% for the first quarter of 2021.

•	IHOP’s comparable same-restaurant sales increased 120.1% for the second quarter of 2021. This compares to a decrease of 0.9% for the first quarter of 2021.

•

Comparable same-restaurant sales for the second quarter of 2021 for both Applebee’s and IHOP improved sequentially from the first quarter of 2021. Both brands outperformed their respective categories in the second quarter of 2021, according to Black Box IntelligenceTM.

Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Second Quarter of 2019

Domestic Same-Restaurant Sales (Fiscal Month)

	April	May	June	Q2 2021
Applebee’s	11.7%	8.1%	11.4%	10.5%

IHOP	(4.7%)	(4.8%)	(1.4%)	(3.4%)

•

Applebee’s year-over-year comparable same-restaurant sales increased 10.5% for the second quarter of 2021 compared to a decrease of 6.2% for the first quarter of 2021. This reflects an improvement of 16.7 percentage points.

•

IHOP’s comparable same-restaurant sales decreased 3.4% for the second quarter of 2021 compared to a decrease of 21.2% for the first quarter of 2021. This reflects an improvement of 17.8 percentage points.

Historical Domestic System-Wide Comparable Same-Restaurant Sales Relative to the Prior Year

Domestic Average Weekly Sales Comparison to the Second Quarter of 2019

Average Weekly Domestic Unit Sales (in thousands)

	Q2 2021	Q2 2019	% of Pre-Pandemic Sales Recovered
Applebee’s	$53.8	$48.4	111.2%

IHOP	$36.4	$36.8	98.9%

Off-Premise Sales Growth Comparison Relative to the Second Quarter of 2020

•	Applebee’s off-premise comparable same-restaurant sales for the second quarter of 2021 increased by 8.0%. This compares to an increase of 122.7% for the first quarter of 2021.

•	Applebee’s off-premise sales accounted for 30.3% of sales mix for the second quarter of 2021.

•	Applebee’s Carside To Go sales accounted for 17.3% of sales mix for the second quarter of 2021 and delivery sales accounted for 13.0% of sales mix.

•	IHOP’s off-premise comparable same-restaurant sales for the second quarter of 2021 increased by 6.3%. This compares to an increase of 123.7% for the first quarter of 2021.

•	IHOP’s off-premise sales accounted for 26.1% of sales mix for the second quarter of 2021.

•	IHOP’s delivery sales accounted for 13.9% of sales mix and take-out sales accounted for 12.2% of sales mix for the second quarter of 2021.

Second Quarter of 2021 Summary

•

GAAP earnings per diluted share of $1.69 for the second quarter of 2021 compared to a net loss per diluted share of $8.33 for the second quarter of 2020. This variance was primarily due to non-cash impairment charges incurred in the second quarter of 2020 totaling $106.5 million related to the write-downs of Applebee’s goodwill and other intangible assets as a result of the impact of COVID-19 on the Company’s operations and higher gross profit. There were no similar impairments in the second quarter of 2021.

•

Adjusted earnings per diluted share of $1.94 for the second quarter of 2021 compared to an adjusted net loss per diluted share of $0.87 for the second quarter of 2020. The increase was primarily due to higher gross profit. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the second quarter of 2021 were $39.3 million compared to $30.9 million for the second quarter of 2020. The variance was mainly due to higher incentive compensation accrual.

•

Consolidated adjusted EBITDA for the second quarter of 2021 was $71.7 million compared to $12.1 million for the second quarter of 2020. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Development activity by Applebee’s and IHOP franchisees resulted in the opening of 10 new restaurants.

First Six Months of 2021 Summary

•

GAAP earnings per diluted share of $3.19 for the first six months of 2021 compared to a net loss per diluted share of $6.96 for the first six months of 2020. This variance was primarily due to non-cash impairment charges incurred in the first six months of 2020 totaling $106.5 million related to the write-downs of Applebee’s goodwill and other intangible assets as a result of the impact of COVID-19 on the Company’s operations and higher gross profit. There were no similar impairments in the first six months of 2021.

•

Adjusted earnings per diluted share of $3.67 for the first six months of 2021 compared to adjusted earnings per diluted share of $0.61 for the first six months of 2020. The increase was primarily due to higher gross profit. (See “Non-GAAP Financial Measures” and reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share.)

•

General and administrative expenses for the first six months of 2021 were $79.2 million compared to $68.5 million for the first six months of 2020. The variance was mainly due to higher incentive compensation accrual.

•

Consolidated adjusted EBITDA for the first six months of 2021 was $129.9 million. This compares to $73.8 million for the first six months of 2020. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash flows from operating activities for the first six months of 2021 were $106.0 million. This compares to cash used in operating activities of $10.5 million for the first six months of 2020. The increase was mainly due to an improvement in gross profit, partially offset by an increase in general and administrative expenses.

•

The Company generated adjusted free cash flow of $107.3 million for the first six months of 2021. This compares to negative adjusted free cash flow of $12.4 million for the first six months of 2020. The increase is primarily due to the improvement in cash flows from operating activities discussed above. (See “Non-GAAP Financial Measures” and reconciliation of the Company’s cash provided by operating activities to adjusted free cash flow.)

•	Development activity by Applebee’s and IHOP franchisees resulted in the opening of 20 new restaurants.

Cash Position

As of June 30, 2021, the Company had $348.0 million of total cash and cash equivalents, of which $259.5 million was unrestricted cash. The Company believes that its asset-light business model and cash position will continue to provide strong liquidity as the recovery from the pandemic continues.

As of June 30, 2021, there were no outstanding borrowings under the revolving credit facility. As of June 30, 2021, $3.3 million was pledged against the revolving credit facility for outstanding letters of credit.

As of June 30, 2021, the Company’s leverage ratio was 4.94x compared to 7.02x as of March 31, 2021. As a result, quarterly principal payments on the Company’s fixed rate senior secured notes will no longer be required after a $3.25 million principal payment is made in September 2021.

As of June 30, 2021, the Company’s debt service coverage ratio was approximately 4.6x compared to 3.45x as of March 31, 2021.

The Company voluntarily reduced its interest reserve on its fixed rate senior secured notes in the second quarter of 2021 back to the required $16.4 million due to the strong improvement in the Company’s business over the last 12 months.

GAAP Effective Tax Rate

The Company’s effective tax rate for the second quarter of 2021 was a 24.0% tax expense compared to an 8.2% tax benefit for the second quarter of 2020. The Company’s effective tax rate for the second quarter of 2021 was significantly different than the rate for the same quarter of last year primarily due to the non-deductible impairment of goodwill in the second quarter of 2020, which reduced the overall tax benefit generated by the pre-tax book loss.

Financial Performance Guidance for 2021

The Company believes that its consolidated financial results for 2021 could continue to be materially impacted by COVID-19. Considering the ongoing uncertainty of the pandemic and the possible emergence of new variants, the Company currently cannot provide a complete business outlook for fiscal 2021. The Company’s guidance assumes there are no significant disruptions to its business due to COVID-19 during the second half of fiscal 2021. The projections are as of this date. The Company assumes no obligation to update or supplement this information.

•

The Company expects higher incentive compensation for 2021, which is a variable component of general and administrative expenses that will fluctuate based on business performance. As such, the Company revises expectations for general and administrative expenses for 2021 to range between approximately $168 million and $178 million, including non-cash stock-based compensation expense and depreciation of approximately $30 million. This compares to previous expectations for general and administrative expenses for 2021 to range between approximately $160 million and $170 million.

•	The Company reiterates capital expenditures are expected to be approximately $19 million, inclusive of approximately $7 million related to the company restaurants segment.

Domestic System Reopening Update

As of June 30, 2021, out of 3,244 domestic restaurants, 3,222, or 99%, were open for either dine-in service or off-premise service comprised of take-out and delivery, and 22 were temporarily closed. This compares to as of March 31, 2021, when out of 3,256 domestic restaurants, 3,224, or 99%, were open for either dine-in service or off-premise service comprised of take-out and delivery, and 32 were temporarily closed.

Second Quarter of 2021 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on August 5, 2021 at 9:00 a.m. Pacific time. To participate on the call, please dial (833) 528-0602 and enter the conference identification number 6786828. International callers, please dial (830) 221-9708 and enter the conference identification number

6786828.

A live webcast of the call will be available on www.dinebrands.com and may be accessed by visiting Events and Presentations under the site’s Investors section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. A telephonic replay of the call may be accessed from 12:00 p.m. Pacific time on August 5, 2021 through 12:00 p.m. Pacific time on August 12, 2021 by dialing (855) 859-2056 and entering the conference identification number 6786828. International callers, please dial (404) 537-3406 and enter the conference identification number 6786828. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,500 restaurants combined in 16 countries and approximately 350 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$94,630	$38,781	$174,721	$122,095
Advertising revenues	72,324	29,095	133,209	90,818

Total franchise revenues	166,954	67,876	307,930	212,913
Company restaurant sales	38,194	16,774	74,143	48,074
Rental revenues	27,382	23,707	53,524	52,716
Financing revenues	1,089	1,355	2,221	2,893

Total revenues	233,619	109,712	437,818	316,596

Cost of revenues:
Franchise expenses:
Advertising expenses	72,324	29,095	133,209	90,818
Bad debt (credit) expense	(291)	5,053	(2,284)	5,571
Other franchise expenses	7,224	2,932	13,275	10,141

Total franchise expenses	79,257	37,080	144,200	106,530
Company restaurant expenses	34,759	21,139	67,643	51,471
Rental expenses:
Interest expense from finance leases	893	1,137	1,855	2,347
Other rental expenses	19,718	20,106	39,714	41,429

Total rental expenses	20,611	21,243	41,569	43,776
Financing expenses	115	128	243	270

Total cost of revenues	134,742	79,590	253,655	202,047

Gross profit	98,877	30,122	184,163	114,549
General and administrative expenses	39,276	30,870	79,187	68,478
Interest expense, net	15,739	17,127	32,235	32,299
Impairment and closure charges	2,571	124,365	4,581	124,353
Amortization of intangible assets	2,663	2,755	5,351	5,581
(Gain) loss on disposition of assets	(30)	1,776	137	1,543

Income before income taxes	38,658	(146,771)	62,672	(117,705)
Income tax (provision) benefit	(9,296)	11,992	(7,707)	5,254

Net income (loss)	$29,362	$(134,779)	$54,965	$(112,451)

Net income (loss) available to common stockholders:

Net income (loss)	$29,362	$(134,779)	$54,965	$(112,451)

Less: Net income allocated to unvested participating restricted stock	(657)	—	(1,431)	(420)

Net income (loss) available to common stockholders	$28,705	$(134,779)	$53,534	$(112,871)

Net income (loss) available to common stockholders per share:

Basic	$1.70	$(8.33)	$3.21	$(6.96)

Diluted	$1.69	$(8.33)	$3.19	$(6.96)

Weighted average shares outstanding:

Basic	16,886	16,177	16,673	16,215

Diluted	16,977	16,177	16,802	16,215

Dividends declared per common share	$—	$—	$—	$0.76

Dividends paid per common share	$—	$0.76	$—	$1.45

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$259,461	$383,369
Receivables, net of allowance of $10,095 (2021) and $15,057 (2020)	99,308	121,897
Restricted cash	72,137	39,884
Prepaid gift card costs	21,716	29,080
Prepaid income taxes	397	6,178
Other current assets	8,134	6,098

Total current assets	461,153	586,506
Other intangible assets, net	544,587	549,671
Operating lease right-of-use assets	331,826	346,086
Goodwill	251,628	251,628
Property and equipment, net	178,571	187,977
Long-term receivables, net of allowance of $5,503 (2021) and $7,999 (2020)	47,839	54,512
Deferred rent receivable	53,017	56,449
Non-current restricted cash	16,400	32,800
Other non-current assets, net	10,902	9,316

Total assets	$1,895,923	$2,074,945

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$3,250	$13,000
Accounts payable	40,126	37,424
Gift card liability	120,842	144,159
Current maturities of operating lease obligations	70,491	69,672
Current maturities of finance lease and financing obligations	10,954	11,293
Accrued employee compensation and benefits	22,785	21,237
Accrued advertising	52,707	21,641
Deferred franchise revenue, short-term	7,447	7,682
Other accrued expenses	16,253	22,460

Total current liabilities	344,855	348,568
Long-term debt, net, less current maturities	1,278,504	1,491,996
Operating lease obligations, less current maturities	325,278	345,163
Finance lease obligations, less current maturities	64,095	69,012
Financing obligations, less current maturities	32,393	32,797
Deferred income taxes, net	67,780	78,293
Deferred franchise revenue, long-term	47,794	52,237
Other non-current liabilities	17,975	11,530

Total liabilities	2,178,674	2,429,596

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; June 30, 2021 - 25,011,253 issued, 17,177,950 outstanding; December 31, 2020 - 24,882,122 issued, 16,452,174 outstanding	250	249
Additional paid-in-capital	250,509	257,625
Accumulated deficit	(588)	(55,553)
Accumulated other comprehensive loss	(57)	(55)
Treasury stock, at cost; shares: June 30, 2021 - 7,833,303; December 31, 2020 - 8,429,948	(532,865)	(556,917)

Total stockholders’ deficit	(282,751)	(354,651)

Total liabilities and stockholders’ deficit	$1,895,923	$2,074,945

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$54,965	$(112,451)
Adjustments to reconcile net income (loss) to cash flows provided by (used in) operating activities:
Non-cash impairment and closure charges	4,514	124,343
Depreciation and amortization	19,976	21,345
Non-cash stock-based compensation expense	5,612	6,670
Non-cash interest expense	1,427	1,318
Deferred income taxes	(10,007)	(10,793)
Deferred revenue	(4,678)	(4,840)
Loss on disposition of assets	137	1,543
Other	(3,608)	(252)
Changes in operating assets and liabilities:
Accounts receivable, net	4,928	(31,039)
Current income tax receivables and payables	5,315	(5,456)
Gift card receivables and payables	(3,837)	2,293
Other current assets	(2,036)	(2,503)
Accounts payable	6,195	(903)
Accrued employee compensation and benefits	1,466	(13,336)
Accrued advertising expenses	31,066	13,012
Other current liabilities	(5,419)	532

Cash flows provided by (used in) operating activities	106,016	(10,517)

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	9,703	10,772
Net additions to property and equipment	(4,064)	(7,380)
Proceeds from sale of property and equipment	946	456
Additions to long-term receivables	—	(1,475)
Other	(237)	(276)

Cash flows provided by investing activities	6,348	2,097

Cash flows from financing activities:
Repayment of long-term debt	(6,500)	—
Borrowing from revolving credit facility	—	220,000
Repayment of revolving credit facility	(220,000)	—
Dividends paid on common stock	—	(23,934)
Repurchase of common stock	—	(29,853)
Principal payments on finance lease obligations	(5,244)	(5,993)
Proceeds from stock options exercised	22,511	20,523
Tax payments for restricted stock upon vesting	(1,403)	(2,129)
Tax payments for share settlement of restricted stock units	(9,783)	(178)

Cash flows (used in) provided by financing activities	(220,419)	178,436

Net change in cash, cash equivalents and restricted cash	(108,055)	170,016
Cash, cash equivalents and restricted cash at beginning of period	456,053	172,475

Cash, cash equivalents and restricted cash at end of period	$347,998	$342,491

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income (loss) available to common stockholders to net income (loss) available to common stockholders, as adjusted for the following items: Impairment and closure charges; amortization of intangible assets; non-cash interest expense; gain or loss on disposition of assets; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) available to common stockholders, as reported	$28,705	$(134,779)	$53,534	$(112,871)
Impairment and closure charges	2,571	124,365	4,581	124,353
Amortization of intangible assets	2,663	2,755	5,351	5,581
Non-cash interest expense	715	663	1,427	1,318
(Gain) loss on disposition of assets	(30)	1,776	137	1,543
Net income tax provision for above adjustments	(1,598)	(9,331)	(3,104)	(10,140)
Net income allocated to unvested participating restricted stock	(97)	514	(219)	88

Net income (loss) available to common stockholders, as adjusted	$32,929	$(14,037)	$61,707	$9,872

Diluted net income (loss) available to common stockholders per share:
Net income (loss) available to common stockholders per share, as reported	$1.69	$(8.33)	$3.19	$(6.96)
Impairment and closure charges	0.11	7.19	0.20	7.14
Amortization of intangible assets	0.11	0.13	0.23	0.26
Non-cash interest expense	0.03	0.03	0.06	0.06
(Gain) loss on disposition of assets	(0.00)	0.08	0.01	0.07
Net income allocated to unvested participating restricted stock	(0.01)	0.03	(0.01)	0.01
Rounding	0.01	—	(0.01)	0.03

Diluted net income (loss) available to common stockholders per share, as adjusted	$1.94	$(0.87)	$3.67	$0.61

Numerator for basic EPS - net income (loss) available to common stockholders, as adjusted	$32,929	$(14,037)	$61,707	$9,872
Effect of unvested participating restricted stock using the two-class method	3	1	12	—

Numerator for diluted EPS - net income (loss) available to common stockholders, as adjusted	$32,932	$(14,036)	$61,719	$9,872

Denominator for basic EPS - weighted-average shares	16,886	16,177	16,673	16,215
Dilutive effect of stock options	91	—	129	101

Denominator for diluted EPS - weighted-average shares	16,977	16,177	16,802	16,316

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash provided by operating activities to “adjusted free cash flow” (cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Six Months Ended June 30,
	2021	2020
	(In millions)
Cash flows provided by (used in) operating activities	$106.0	$(10.5)
Receipts from notes and equipment contracts receivable	5.4	5.5
Net additions to property and equipment	(4.1)	(7.4)

Adjusted free cash flow	107.3	(12.4)
Dividends paid on common stock	—	(23.9)
Repurchase of common stock	—	(29.9)

	$107.3	$(66.2)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income (loss) to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of impairment and closure charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net income (loss), as reported	$29,362	$(134,779)	$54,965	$(112,451)
Impairment and closure charges	2,571	124,365	4,581	124,353
Interest charges on finance leases	1,383	1,646	2,847	3,369
All other interest charges	16,446	17,657	33,691	33,899
Income tax provision (benefit)	9,296	(11,992)	7,707	(5,254)
Depreciation and amortization	9,972	10,695	19,959	21,345
Non-cash stock-based compensation	2,517	2,632	5,614	6,670
(Gain) loss on disposition of assets	(30)	1,776	137	1,543
Other	221	86	353	304

Adjusted EBITDA	$71,738	$12,086	$129,854	$73,778

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and six months ended June 30, 2021 and 2020, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Six Months Ended

	June 30,		June 30,
	2021	2020	2021	2020

Applebee’s

Effective Restaurants(a)

Franchise	1,623	1,527	1,625	1,612
Company	69	67	69	68

Total	1,692	1,594	1,694	1,680

System-wide(b)

Domestic sales percentage change(c)	125.3%	(53.5)%	43.3%	(32.5)%
Domestic same-restaurant sales percentage change(d)	102.2%	(49.4)%	46.4%	(29.1)%

Franchise(b)

Domestic sales percentage change(c)	125.2%	(53.6)%	43.0%	(32.5)%
Domestic same-restaurant sales percentage change(d)	102.1%	(49.4)%	46.1%	(29.0)%
Average weekly domestic unit sales (in thousands)	$53.8	$25.0	$50.3	$35.2

IHOP

Effective Restaurants(a)

Franchise	1,568	1,375	1,566	1,510
Area license	155	144	156	153

Total	1,723	1,519	1,722	1,663

System-wide(b)

Sales percentage change(c)	163.6%	(64.3)%	39.2%	(39.1)%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	120.1%	(59.1)%	40.7%	(35.6)%

Franchise(b)

Sales percentage change(c)	163.1%	(64.4)%	38.5%	(39.2)%
Domestic same-restaurant sales percentage change(d)	118.2%	(58.9)%	39.4%	(35.4)%
Average weekly unit sales (in thousands)	$36.4	$15.8	$32.9	$24.6

Area License (b)
Sales percentage change(c)	168.8%	(63.3)%	46.7%	(38.1)%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and six months ended June 30, 2021 and 2020 were as follows:

	Three Months Ended		Six Months Ended

	June 30,		June 30,
	2021	2020	2021	2020
	(In millions)
Reported sales
Applebee’s domestic franchise restaurant sales	$1,062.8	$472.0	$1,987.5	$1,390.2
Applebee’s company-operated restaurants	38.2	16.8	74.1	48.1
IHOP franchise restaurant sales	742.0	282.1	1,338.8	966.9
IHOP area license restaurant sales	70.9	26.4	132.6	90.4

Total	$1,913.9	$797.3	$3,533.0	$2,495.6

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open during both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Applebee’s Restaurant Development Activity	2021	2020	2021	2020

Summary - beginning of period:
Franchise	1,636	1,706	1,640	1,718
Company	69	69	69	69

Total Applebee’s restaurants, beginning of period	1,705	1,775	1,709	1,787

Franchise restaurants opened:
Domestic	—	—	2	—
International	1	—	1	—

Total franchise restaurants opened	1	—	3	—

Franchise restaurants permanently closed:
Domestic	(6)	(24)	(10)	(32)
International	(4)	(2)	(6)	(6)

Total franchise restaurants permanently closed	(10)	(26)	(16)	(38)

Net franchise restaurant reduction	(9)	(26)	(13)	(38)

Summary - end of period:

Franchise	1,627	1,680	1,627	1,680
Company	69	69	69	69

Total Applebee’s restaurants, end of period	1,696	1,749	1,696	1,749

Domestic	1,590	1,633	1,590	1,633
International	106	116	106	116
IHOP Restaurant Development Activity
Summary - beginning of period:

Franchise	1,593	1,680	1,611	1,680
Area license	156	160	158	161
Company	4	—	3	—

Total IHOP restaurants, beginning of period	1,753	1,840	1,772	1,841

Franchise/area license restaurants opened:
Domestic franchise	7	1	15	7
Domestic area license	1	—	1	1
International franchise	1	—	1	2

Total franchise/area license restaurants opened	9	1	17	10

Franchise/area license restaurants permanently closed:
Domestic franchise	(14)	(13)	(30)	(19)
Domestic area license	—	(1)	(2)	(3)
International franchise	—	(2)	(9)	(4)
International area license	(1)	(2)	(1)	(2)

Total franchise/area license restaurants permanently closed	(15)	(18)	(42)	(28)

Net franchise/area license restaurant reduction	(6)	(17)	(25)	(18)
Refranchised from Company restaurants	1	—	1	—
Franchise restaurants reacquired by the Company	—	—	(1)	—

Net franchise/area license restaurant decrease	(5)	(17)	(25)	(18)

Summary - end of period
Franchise	1,588	1,666	1,588	1,666
Area license	156	157	156	157
Company	3	—	3	—

Total IHOP restaurants, end of period	1,747	1,823	1,747	1,823

Domestic	1,654	1,696	1,654	1,696
International	93	127	93	127

The restaurant counts and activity presented above do not include three domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders) and two international IHOP ghost kitchens.